Exhibit 99.1

Gulf Island Fabrication, Inc. Signs Contract for Fabrication of 335 Class Liftboat

HOUMA, La.--(BUSINESS WIRE)--September 18, 2012--On September 18, 2012, Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced that its subsidiary, Gulf Island Marine Fabricators, L.L.C., signed a contract for the fabrication of a 335 Class, 185 feet long by 135 feet wide by 15 feet deep, offshore liftboat for Montco Offshore, Inc., a marine operator based in Galliano, LA. When completed, this will be the second 335 Class liftboat the Company has built for Montco Offshore, Inc. Revenue and man-hour backlog related to this project will be included in the Company’s consolidated backlog when the Company announces its earnings results for the quarter ended September 30, 2012.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs,” “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer